Ford

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Raj Modi 1.313.323.8221 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

•  Net loss of 7 cents per share, or $123 million, for the second quarter of 2006.
•  Loss from continuing operations, excluding special items, of 3 cents per share, or $48 million.*
•  Strong liquidity with total automotive cash, including cash equivalents, marketable securities and loaned securities, at $23.6 billion.
•  Ford Credit pre-tax profit of $656 million.

DEARBORN, Mich., July 20, 2006 - Ford Motor Company [NYSE: F] today reported a net loss of 7 cents per share, or $123 million, for the second quarter of 2006. This compares with net income of 47 cents per share, or $946 million, in the second quarter of 2005.

Ford’s second-quarter loss from continuing operations, excluding special items, was 3 cents per share, or $48 million, compared with a profit of 47 cents per share, or $936 million, in the same period a year ago.*

Ford’s second-quarter total sales and revenue was $42 billion, down $2.5 billion from a year ago.

* Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to GAAP.

"We've seen an improvement in North America results in the second quarter, but the external factors we face aren't going to get any easier," said Chairman and Chief Executive Officer Bill Ford. "Mark Fields (executive vice president and president - The Americas) and his team have been working on plans to accelerate their efforts. Within the next 60 days, we'll be in a position to discuss the additional actions we will be taking."

Special items reduced earnings by 4 cents per share in the second quarter. The pre-tax effect of these items included:

•
A favorable adjustment of $146 million, or 5 cents per share, to the previously announced first-quarter $1.7 billion special charge pertaining to expected layoff and jobs bank benefits and voluntary termination packages. This adjustment is based on recent agreements at the Atlanta Assembly Plant and the St. Louis Assembly Plant for buyouts and employee relocation.

•
A charge of $171 million, or 6 cents per share, associated with additional personnel reduction programs at facilities other than those being idled, as well as a related charge of $315 million, or 11 cents per share, associated with pension curtailments related to second-quarter buyouts. The pension curtailment charge represents the impact of earlier retirements, enhanced benefits, and the accelerated recognition of future service costs associated with our U.S. hourly pension plan.

•
Other gains of $148 million, or 8 cents per share, primarily associated with our equity interest in a non-recurring gain that Mazda realized on the transfer of its pension liabilities back to the Japanese government.

Year-to-date highlights included:

•	Continued strong performance of Ford Fusion, Mercury Milan and Lincoln Zephyr in North America.

•	Significant warranty enhancements to our 2007-model Ford, Lincoln and Mercury vehicles sold in the United States and Canada, as well as increased standardization of customer-valued safety features.

•	Court approval of the U.A.W.-Ford health care agreement.

•	Successful introduction of the all-new S-MAX, new Galaxy, and new Transit in Europe.

•	Successful launch of the all-new Jaguar XK Coupe and Convertible, continued strong global sales growth at Land Rover and Aston Martin, and positive initial reception of the new Volvo S80 sedan.

•	Continued strong year-to-date sales growth in major international markets, including a 100 percent increase in China, and a 75 percent increase in India.

Executive Vice President and Chief Financial Officer Don Leclair said, “Although we've made progress on a number of fronts, clearly we have more to do. This includes maintaining our focus on improving our quality, reducing our costs and maintaining our strong liquidity as we respond to the tougher operating environment we face."

The following discussion of the results of our Automotive sector and Automotive business units is on a basis that excludes special items. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to GAAP.

AUTOMOTIVE SECTOR
On a pre-tax basis, worldwide Automotive sector losses in the second quarter were $808 million. This compares with a pre-tax loss of $245 million during the same period a year ago.

Worldwide automotive sales for the second quarter declined to $37.7 billion from $38.7 billion in the same period last year. Worldwide vehicle unit sales in the quarter were 1,732,000, up from 1,718,000 a year ago.

Total cash, including cash equivalents, marketable securities and loaned securities, at June 30, 2006 was $23.6 billion, down from $23.7 billion at the end of the first quarter.

THE AMERICAS
For the second quarter, The Americas reported a pre-tax loss of $702 million, compared with a pre-tax loss of $819 million in the same period a year ago.

North America: In the second quarter, Ford’s North America automotive operations reported a pre-tax loss of $797 million, compared with a pre-tax loss of $907 million a year ago. The improvement is more than explained by cost reductions in most areas of the business, partially offset by a mix shift from trucks to passenger cars, higher incentives and adverse foreign currency exchange. Sales were $19.2 billion, down from $19.9 billion for the same period a year ago.

South America: Ford’s South America automotive operations reported a second-quarter pre-tax profit of $95 million, an improvement from a pre-tax profit of $88 million a year ago. The improvement was more than explained by higher industry volume. Sales for the second quarter improved to $1.3 billion from $1 billion in 2005.

INTERNATIONAL OPERATIONS
In the second quarter, International Operations reported a pre-tax loss of $21 million, compared with a pre-tax profit of $176 million in second quarter 2005.

FORD EUROPE AND PREMIER AUTOMOTIVE GROUP (PAG)
The combined second-quarter pre-tax loss for Ford Europe and PAG automotive operations was $57 million, compared with a pre-tax profit of $83 million in the same period a year ago.

Ford Europe: Ford Europe’s second-quarter pre-tax profit was $105 million compared with a pre-tax profit of $66 million during the 2005 period. The improvement was explained by cost reductions, primarily in material costs. Unfavorable market mix of vehicle sales and lower net pricing were partial offsets. During the second quarter, Ford Europe’s sales were $7.4 billion, compared with $7.9 billion during second quarter 2005.

Premier Automotive Group (PAG):  PAG reported a pre-tax loss of $162 million for the second quarter, compared with a pre-tax profit of $17 million for the same period in 2005.  The decline is more than explained by the impact of the expiration of favorable hedges that were put in place in previous years, adjustments to warranty accruals for prior models, and lower market share at Volvo in advance of new model introductions. These factors were partially offset by favorable product and market mix, driven largely by the success of new products at Land Rover, Jaguar and Aston Martin. Second-quarter sales for PAG were $7.8 billion, compared with $7.9 billion a year ago.

ASIA PACIFIC AND AFRICA/MAZDA
In the second quarter, Asia Pacific and Africa/Mazda reported a combined pre-tax profit of $36 million, compared with a pre-tax profit of $93 million in 2005.

Asia Pacific and Africa: For the second quarter, Asia Pacific and Africa reported a pre-tax profit of $4 million, compared with a pre-tax profit of $36 million a year ago. Lower Ford Falcon volumes and weaker industry volumes in traditional markets were partially offset by cost reductions. Sales were $1.8 billion, compared with $2 billion in 2005.

Mazda: During the second quarter of 2006, Ford’s share of Mazda pre-tax profits and associated operations was $32 million, compared with $57 million during the same period a year ago. The decline is more than explained by the non-recurrence of gains during the second quarter of 2005 on our investment in Mazda's convertible bonds, which have now been entirely converted to equity.

OTHER AUTOMOTIVE
Second-quarter results included a pre-tax loss of $85 million in Other Automotive, compared with a profit of $398 million a year ago.  The year-over-year decline is more than explained by the non-recurrence of tax-related interest adjustments, partially offset by higher interest income from the company's cash portfolio reflecting higher short-term interest rates and higher average cash balances.

FINANCIAL SERVICES SECTOR
For the second quarter, Financial Services sector earned a pre-tax profit of $646 million, compared with pre-tax profits of $1.3 billion a year ago.

Ford Motor Credit Company: Ford Motor Credit Company reported net income of $441 million in the second quarter of 2006, down $299 million from earnings of $740 million a year earlier.  On a pre-tax basis from continuing operations, Ford Motor Credit earned $656 million in the second quarter, compared with $1.2 billion in the previous year.  The decrease in earnings primarily reflected higher borrowing costs, the impact of lower average receivable levels, lower credit loss reserve reductions and higher depreciation expense.

THIRD-QUARTER PRODUCTION VOLUMES
North America third-quarter production is projected at 670,000 units, down 58,000 units on a year-over-year basis, and 40,000 units less than what was previously announced. This change from the prior level is more than explained by lower truck production, reflecting our intention to maintain appropriate dealer inventory levels. Ford Europe production is projected at 410,000 units, up 38,000 units from last year, primarily reflecting the timing of vacation shutdowns. PAG production is projected at 150,000 units, down 3,000 units from last year.

SECOND-QUARTER CONFERENCE CALL DETAILS
Ford Motor Company will release second-quarter 2006 financial results at 7 a.m. EDT on Thursday, July 20. The following briefings will be held after the announcement:

At 9 a.m. EDT, Chairman and CEO Bill Ford and Executive Vice President and CFO Don Leclair will host a conference call for news media and analysts to discuss second-quarter financial results.

Following the earnings call, at 11 a.m. EDT, Ford Vice President and Treasurer Ann Marie Petach, Ford Motor Credit Company Vice Chairman and CFO K.R. Kent, and Ford Vice President and Controller Jim Gouin will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information - Thursday, July 20
Toll Free: 800-706-7741
International: 617-614-3471

Earnings: 9:00 a.m. EDT
Earnings Passcode: “Ford Earnings Call”

Fixed Income: 11:00 a.m. EDT
Fixed Income Passcode: “Ford Fixed Income”

Replays - Available through Thursday, July 27
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

- # # # -

Safe Harbor/Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles, in the United States;
•
A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events (e.g., an escalation or expansion of armed conflict in or beyond the Middle East) or other factors;

•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay contracts");

•	Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades or otherwise;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement the Way Forward plan.

We cannot be certain that any expectation, forecast or assumption made by management in preparing these forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our 2005 10-K Report.
***

TOTAL COMPANY 2006 SECOND QUARTER INCOME FROM CONTINUING OPERATIONS
COMPARED WITH NET INCOME

	Second Quarter
	Earnings Per Share*	After-Tax Profit	Pre-Tax Profit
		(Mils.)	(Mils.)

Income/(Loss) from Continuing Operations Excluding Special Items	$(0.03)	$(48)	$(162)

Special Items
• Jobs Bank/Employee Separation Programs	$0.05	$95	$146
• Additional Personnel Reduction Programs	(0.06)	(111)	(171)
• Pension Curtailment Charges	(0.11)	(205)	(315)
• Other Gains (Primarily Mazda Pension Adjustment)	0.08	144	148
Total Special Items	$(0.04)	$(77)	$(192)
Income/(Loss) from Continuing Operations	$(0.07)	$(125)	$(354)

Memo: Total Net Income/(Loss)	$(0.07)	$(123)

*
Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the July 20, 2006, conference calls at www.shareholder.ford.com.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended June 30, 2006 and 2005
(in millions, except per share amounts)

	Second Quarter		First Half
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Sales and revenues
Automotive sales	$37,747	$38,685	$74,732	$78,017
Financial Services revenues	4,218	5,863	8,288	11,667
Total sales and revenues	41,965	44,548	83,020	89,684

Costs and expenses
Automotive cost of sales	35,964	36,713	72,638	72,271
Selling, administrative and other expenses	4,631	6,127	9,223	12,217
Interest expense	2,178	1,719	4,197	3,683
Financial Services provision for credit and insurance losses	61	(17)	96	168
Total costs and expenses	42,834	44,542	86,154	88,339

Automotive interest income and other non-operating income/(expense), net	310	651	525	804
Automotive equity in net income/(loss) of affiliated companies	205	69	284	126
Income/(loss) before income taxes	(354)	726	(2,325)	2,275
Provision for/(benefit from) income taxes	(248)	(301)	(1,091)	13
Income/(loss) before minority interests	(106)	1,027	(1,234)	2,262
Minority interests in net income/(loss) of subsidiaries	19	84	78	142
Income/(loss) from continuing operations	(125)	943	(1,312)	2,120
Income/(loss) from discontinued operations	2	3	2	38
Net income/(loss)	$(123)	$946	$(1,310)	$2,158

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$(0.07)	$0.51	$(0.70)	$1.16
Income/(loss) from discontinued operations	—	—	—	0.02
Net income/(loss)	$(0.07)	$0.51	$(0.70)	$1.18
Diluted income/(loss)
Income/(loss) from continuing operations	$(0.07)	$0.47	$(0.70)	$1.05
Income/(loss) from discontinued operations	—	—	—	0.01
Net income/(loss)	$(0.07)	$0.47	$(0.70)	$1.06
Cash dividends	$0.10	$0.10	$0.20	$0.20

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR STATEMENT OF INCOME
For the Periods Ended June 30, 2006 and 2005
(in millions, except per share amounts)

	Second Quarter		First Half
	2006	2005	2006	2005
	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$37,747	$38,685	$74,732	$78,017
Costs and expenses
Cost of sales	35,964	36,713	72,638	72,271
Selling, administrative and other expenses	2,950	3,076	5,924	6,185
Total costs and expenses	38,914	39,789	78,562	78,456
Operating income/(loss)	(1,167)	(1,104)	(3,830)	(439)

Interest expense	348	187	694	589

Interest income and other non-operating income/(expense), net	310	651	525	804
Equity in net income/(loss) of affiliated companies	205	69	284	126
Income/(loss) before income taxes — Automotive	(1,000)	(571)	(3,715)	(98)

FINANCIAL SERVICES
Revenues	4,218	5,863	8,288	11,667
Costs and expenses
Interest expense	1,830	1,532	3,503	3,094
Depreciation	1,291	1,540	2,499	3,054
Operating and other expenses	390	1,511	800	2,978
Provision for credit and insurance losses	61	(17)	96	168
Total costs and expenses	3,572	4,566	6,898	9,294
Income/(loss) before income taxes — Financial Services	646	1,297	1,390	2,373

TOTAL COMPANY
Income/(loss) before income taxes	(354)	726	(2,325)	2,275
Provision for/(benefit from) income taxes	(248)	(301)	(1,091)	13
Income/(loss) before minority interests	(106)	1,027	(1,234)	2,262
Minority interests in net income/(loss) of subsidiaries	19	84	78	142
Income/(loss) from continuing operations	(125)	943	(1,312)	2,120
Income/(loss) from discontinued operations	2	3	2	38
Net income/(loss)	$(123)	$946	$(1,310)	$2,158

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$(0.07)	$0.51	$(0.70)	$1.16
Income/(loss) from discontinued operations	—	—	—	0.02
Net income/(loss)	$(0.07)	$0.51	$(0.70)	$1.18
Diluted income/(loss)
Income/(loss) from continuing operations	$(0.07)	$0.47	$(0.70)	$1.05
Income/(loss) from discontinued operations	—	—	—	0.01
Net income/(loss)	$(0.07)	$0.47	$(0.70)	$1.06
Cash dividends	$0.10	$0.10	$0.20	$0.20

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$27,985	$28,406
Marketable securities	12,600	10,672
Loaned securities	33	3,461
Finance receivables, net	106,554	105,975
Other receivables, net	9,194	8,522
Net investment in operating leases	31,884	27,099
Retained interest in sold receivables	1,150	1,420
Inventories	12,116	10,271
Equity in net assets of affiliated companies	2,751	2,579
Net property	41,639	40,706
Deferred income taxes	6,879	5,881
Goodwill and other intangible assets	6,392	5,945
Assets of discontinued/held-for-sale operations	—	5
Other assets	17,945	18,534
Total assets	$277,122	$269,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$23,595	$22,813
Accrued liabilities and deferred revenue	78,444	72,977
Debt	153,478	154,332
Deferred income taxes	5,800	5,275
Total liabilities	261,317	255,397

Minority interests	1,054	1,122

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	4,636	4,872
Accumulated other comprehensive income/(loss)	(262)	(3,562)
Treasury stock	(420)	(833)
Earnings retained for use in business	10,778	12,461
Total stockholders’ equity	14,751	12,957
Total liabilities and stockholders’ equity	$277,122	$269,476

Prior year amounts have been revised to reflect a reclassification between Financial Services sector Cash and cash equivalents and Marketable securities as of December 31, 2005.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR BALANCE SHEET
(in millions)
	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$14,700	$13,388
Marketable securities	8,887	6,860
Loaned securities	33	3,461
Total cash, marketable and loaned securities	23,620	23,709
Receivables, net	3,496	3,061
Inventories	12,116	10,271
Deferred income taxes	832	1,187
Other current assets	9,397	8,177
Total current assets	49,461	46,405
Equity in net assets of affiliated companies	1,949	1,756
Net property	41,328	40,378
Deferred income taxes	11,855	11,049
Goodwill and other intangible assets	6,374	5,928
Assets of discontinued/held-for-sale operations	—	5
Other assets	9,679	8,308
Total Automotive assets	120,646	113,829
Financial Services
Cash and cash equivalents	13,285	15,018
Marketable securities	3,713	3,812
Finance receivables, net	112,252	111,436
Net investment in operating leases	26,073	22,951
Retained interest in sold receivables	1,150	1,420
Goodwill and other intangible assets	18	17
Other assets	5,943	7,457
Receivable from Automotive	759	83
Total Financial Services assets	163,193	162,194
Intersector elimination	(759)	(83)
Total assets	$283,080	$275,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$18,393	$16,554
Other payables	3,253	4,222
Accrued liabilities and deferred revenue	31,743	28,733
Deferred income taxes	953	804
Debt payable within one year	1,269	978
Current payable to Financial Services	52	83
Total current liabilities	55,663	51,374
Long-term debt	16,450	16,900
Other liabilities	41,401	38,639
Deferred income taxes	563	586
Non-current payable to Financial Services	707	—
Total Automotive liabilities	114,784	107,499
Financial Services
Payables	1,949	2,037
Debt	135,759	136,454
Deferred income taxes	10,242	10,349
Other liabilities and deferred income	5,300	5,605
Total Financial Services liabilities	153,250	154,445

Minority interests	1,054	1,122

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	4,636	4,872
Accumulated other comprehensive income/(loss)	(262)	(3,562)
Treasury stock	(420)	(833)
Earnings retained for use in business	10,778	12,461
Total stockholders’ equity	14,751	12,957
Intersector elimination	(759)	(83)
Total liabilities and stockholders’ equity	$283,080	$275,940

Prior year amounts have been revised to reflect a reclassification between Financial Services sector Cash and cash equivalents and Marketable securities as of December 31, 2005.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2006 and 2005
(in millions)

	2006	2005
	(unaudited)

Cash flows from operating activities of continuing operations
Net cash (used in)/provided by operating activities	$10,295	$14,582

Cash flows from investing activities of continuing operations
Capital expenditures	(3,403)	(3,572)
Acquisitions of retail and other finance receivables and operating leases	(29,407)	(28,951)
Collections of retail and other finance receivables and operating leases	21,021	25,150
Net acquisitions of daily rental vehicles	—	(2,997)
Purchases of securities	(11,170)	(3,044)
Sales and maturities of securities	11,247	2,395
Proceeds from sales of retail and other finance receivables and operating leases	2,947	12,506
Proceeds from sale of businesses	54	2,070
Cash paid for acquisitions	(37)	(1,296)
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(4)	(4)
Other	49	71
Net cash (used in)/provided by investing activities	(8,703)	2,328

Cash flows from financing activities of continuing operations
Cash dividends	(374)	(367)
Sales of Common Stock	234	447
Purchases of Common Stock	(97)	(263)
Changes in short-term debt	378	834
Proceeds from issuance of other debt	23,900	14,765
Principal payments on other debt	(26,433)	(25,769)
Other	134	(6)
Net cash (used in)/provided by financing activities	(2,258)	(10,359)

Effect of exchange rate changes on cash	241	(526)

Net increase/(decrease) in cash and cash equivalents from continuing operations	(425)	6,025

Cash flows from discontinued operations
Cash flows from operating activities of discontinued operations	—	70
Cash flows from investing activities of discontinued operations	—	(50)
Cash flows from financing activities of discontinued operations	—	—

Net increase/(decrease) in cash and cash equivalents	$(425)	$6,045

Cash and cash equivalents at January 1	$28,406	$22,828
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	4	681
Net increase/(decrease) in cash and cash equivalents	(425)	6,045
Less: cash and cash equivalents of discontinued/held-for-sale operations at June 30	—	(722)
Cash and cash equivalents at June 30	$27,985	$28,832

Prior year amounts have been revised to reflect a reclassification between Financial Services sector Cash and cash equivalents and Marketable securities and to separately disclose cash flows from discontinued operations.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2006 and 2005
(in millions)

	First Half 2006		First Half 2005
	Automotive	Financial Services	Automotive	Financial Services
	(unaudited)		(unaudited)
Cash flows from operating activities of continuing operations
Net cash (used in)/provided by operating activities	$5,297	$4,228	$5,093	$5,322

Cash flows from investing activities
Capital expenditures	(3,381)	(22)	(3,347)	(225)
Acquisitions of retail and other finance receivables and operating leases	—	(29,407)	—	(28,951)
Collections of retail and other finance receivables and operating leases	—	20,923	—	24,979
Net (increase)/decrease of wholesale receivables	—	868	—	599
Net acquisitions of daily rental vehicles	—	—	—	(2,997)
Purchases of securities	(2,478)	(8,692)	(2,149)	(895)
Sales and maturities of securities	2,300	8,947	1,883	512
Proceeds from sales of retail and other finance receivables and operating leases	—	2,947	—	12,506
Proceeds from sales of wholesale receivables	—	—	—	3,739
Proceeds from sale of businesses	54	—	29	2,041
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(4)	—	1	(5)
Investing activity from Financial Services	552	—	1,402	—
Investing activity to Financial Services	(1,400)	—	—	—
Cash paid for acquisitions	(37)	—	(1,296)	—
Other	11	38	(11)	82
Net cash (used in)/provided by investing activities	(4,383)	(4,398)	(3,488)	11,385

Cash flows from financing activities
Cash dividends	(374)	—	(367)	—
Sales of Common Stock	234	—	447	—
Purchases of Common Stock	(97)	—	(263)	—
Changes in short-term debt	239	139	158	676
Proceeds from issuance of other debt	175	23,725	84	14,681
Principal payments on other debt	(550)	(25,883)	(595)	(25,174)
Financing activity from Automotive	—	1,400	—	—
Financing activity to Automotive	—	(552)	—	(1,402)
Other	150	(16)	(4)	(2)
Net cash (used in)/provided by financing activities	(223)	(1,187)	(540)	(11,221)

Effect of exchange rate changes on cash	4	237	(39)	(487)
Net change in intersector receivables/payables and other liabilities	613	(613)	(356)	356
Net increase/(decrease) in cash and cash equivalents from continuing operations	1,308	(1,733)	670	5,355

Cash flows from discontinued operations
Cash flows from operating activities of discontinued operations	—	—	(1)	71
Cash flows from investing activities of discontinued operations	—	—	16	(66)
Cash flows from financing activities of discontinued operations	—	—	—	—

Net increase/(decrease) in cash and cash equivalents	$1,308	$(1,733)	$685	$5,360

Cash and cash equivalents at January 1	$13,388	$15,018	$10,139	$12,689
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	4	—	2	679
Net increase/(decrease) in cash and cash equivalents	1,308	(1,733)	685	5,360
Less: cash and cash equivalents of discontinued/held-for-sale operations at June 30	—	—	(18)	(704)
Cash and cash equivalents at June 30	$14,700	$13,285	$10,808	$18,024

Prior year amounts have been revised to reflect a reclassification between Financial Services sector Cash and cash equivalents and Marketable securities and to separately disclose cash flows from discontinued operations.